Exhibit 99.1

FOR RELEASE ON JULY 25, 2013 at 4:01 PM ET

TESARO ANNOUNCES SECOND-QUARTER 2013 OPERATING RESULTS

•                  Top-Line Results from Rolapitant Phase 3 Program to be Announced by Year-End 2013

•                  Patient Enrollment Ongoing in Phase 3 Trial of Niraparib in Ovarian Cancer

•                  Phase 3 Trial of Niraparib in Breast Cancer On Track to Begin 2H 2013

•                  First TSR-011 Clinical Data Accepted for Presentation at ESMO

•                  Cash and Cash Equivalents Totaled $178 Million as of June 30, 2013

WALTHAM, MA, July 25, 2013 – TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, today reported financial results for the second quarter of 2013.

“TESARO is well positioned to meet several significant milestones in the second half of this year. We plan to report top-line results from the rolapitant pivotal program by year end, and we remain on track to begin enrollment in a Phase 3 study of niraparib in patients with BRCA-positive breast cancer,” said Lonnie Moulder, chief executive officer of TESARO. “In addition, we look forward to continued enrollment in our Phase 3 trial of niraparib for ovarian cancer and to the first presentation of TSR-011 clinical data in September.”

Business Highlights

•                  Enrollment continues in each of three Phase 3 trials of rolapitant for the prevention of chemotherapy induced nausea and vomiting (CINV). TESARO anticipates that top-line data from this pivotal program will be announced by year end.

•                  Results from a pharmacokinetic study of rolapitant were presented at the Multinational Association of Supportive Care in Cancer/International Society of Oral Oncology (MASCC/ISOO) International Symposium in Berlin. These data support concomitant administration of rolapitant with other pharmaceutical products that are metabolized by the liver microsomal enzyme CYP3A4, without a requirement for dose adjustment of the co-administered product.

•                  TESARO’s Phase 3 pivotal study of niraparib in patients with high grade serous, platinum-sensitive ovarian cancer, including those with germline BRCA mutations, has begun patient enrollment.

•                  Clinical site selection is ongoing to support the initiation of a Phase 3 pivotal study of niraparib in breast cancer patients with germline BRCA mutations during the second half of 2013.

•                  Final Phase 1 results for niraparib were presented at the American Society of Clinical Oncology (ASCO) annual meeting. Data demonstrated a favorable benefit/risk profile and durable responses among heavily pretreated patients with breast and ovarian cancer.

•                  An abstract describing initial clinical data for TSR-011 has been accepted for poster presentation at the European Society for Medical Oncology (ESMO) Congress in September.

Second-Quarter 2013 Financial Results

•                  TESARO reported a net loss of $21.6 million, or $0.67 per share, for the second quarter of 2013, compared to a net loss of $20.2 million, or $21.31 per share, for the second quarter of 2012. The Company’s second-quarter 2012 net loss included $7.0 million of acquired in-process R&D expense related to the in-license of niraparib.

•                  Research and development expenses increased to $18.2 million for the second quarter of 2013, compared to $11.5 million for the second quarter of 2012, driven primarily by expanded activities for our ongoing development programs.

•                  General and administrative expenses increased to $3.4 million for the second quarter of 2013, compared to $1.7 million for the comparable period in the previous year, primarily as a result of increases in non-cash stock-based compensation and other general and administrative personnel costs.

•                  Operating expenses as described above include non-cash stock-based compensation expense of $1.6 million for the second quarter of 2013, compared to $0.4 million for the second quarter of 2012.

•                  As of June 30, 2013, TESARO had $178.1 million in cash and cash equivalents, no debt and 32.6 million outstanding shares of common stock.

2013 Corporate Objectives

During the second half of 2013, TESARO anticipates achieving the following key objectives:

•                  Announce top-line results from the Phase 3 program evaluating oral rolapitant for the prevention of CINV by the end of 2013;

•                  Advance the clinical development of the rolapitant intravenous (IV) formulation in order to support a future submission for registration concurrent with regulatory approval of the oral formulation;

•                  Continue enrollment of the Phase 3 trial of niraparib as a potential maintenance therapy for patients with ovarian cancer;

•                  Initiate a Phase 3 trial of niraparib in breast cancer patients with germline BRCA mutations; and

•                  Finalize the recommended Phase 2 dose for TSR-011 and initiate Phase 2a expansion cohorts.

Today’s Conference Call and Webcast

TESARO will host a conference call to discuss the Company’s second-quarter 2013 accomplishments and financial results today at 4:30 p.m. Eastern time. The accompanying slide presentation and live webcast of the conference call can be accessed by visiting the TESARO website at www.tesarobio.com. The call can be accessed by dialing (877) 853-5334 (U.S. and

Canada) or (970) 315-0307 (international). A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

Investor/Media Contact:

Jennifer Davis

Sr. Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com

TESARO, Inc. Unaudited Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2013	2012	2013

Expenses:
Research and development	$11,532	$18,177	$19,682	$34,680
General and administrative	1,685	3,412	2,884	5,812
Acquired in-process research and development	7,000	—	7,000	—
Total expenses	20,217	21,589	29,566	40,492
Loss from operations	(20,217)	(21,589)	(29,566)	(40,492)
Interest income	39	25	59	59
Net loss	$(20,178)	$(21,564)	$(29,507)	$(40,433)

Net loss per share applicable to common stockholders - basic and diluted	$(21.31)	$(0.67)	$(36.11)	$(1.32)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	947	32,336	817	30,577

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	June 30,
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$125,445	$178,091
Other current assets	1,175	1,564
Total current assets	126,620	179,655

Property and equipment, net	219	504
Other assets	541	863
Total assets	$127,380	$181,022

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,170	$1,964
Accrued expenses	8,545	9,977
Other current liabilities	3	13
Total current liabilities	11,718	11,954

Other non-current liabilities	—	9

Commitments and contingencies

Total stockholders' equity	115,662	169,059

Total liabilities and stockholders’ equity	$127,380	$181,022

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward looking statements contained in this press release include, among others, statements regarding our expectations regarding our development plans for our product candidates and statements under the heading 2013 Corporate Objectives. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Form 10-K for the year ended December 31, 2012, and Form 10-Q for the quarter ended June 30, 2013.